As filed with the Securities and Exchange Commission on May 6, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3178468
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

14200 Shady Grove Road
Rockville, Maryland	20850-3338
(Address of principal executive offices)	(Zip Code)
HUMAN GENOME SCIENCES, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN
(Full title of plan)

(Name, address and telephone
number of agent for service)	(Copy to:)
R.W. Smith, Jr., Esquire
H. Thomas Watkins	Jason Harmon, Esquire
Human Genome Sciences, Inc.	DLA Piper LLP (US)
14200 Shady Grove Road	6225 Smith Avenue
Rockville, Maryland 20850-3338	Baltimore, Maryland 21209-3600
(301) 309-8504	(410) 580-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered (1)	registered (1)	share (2)	price (2)	registration fee (2)
Common Stock, $0.01 par value	1,500,000	$1.93	$2,887,500	$161.12

(1)	The Registrant previously registered shares of Common Stock to be offered or issued pursuant to the Human Genome Sciences, Inc., Amended and Restated 2000 Stock Incentive Plan on Form S-8 (File No. 333-104219). This registration statement on Form S-8 covers additional shares of Common Stock to be offered or issued pursuant to the Human Genome Sciences, Inc., Amended and Restated Stock Incentive Plan. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock, par value $0.01 per share, which may be issued pursuant to the the Human Genome Sciences, Inc., Amended and Restated Stock Incentive Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee under Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices of Human Genome Sciences, Inc. Common Stock on The NASDAQ Global Market on April 30, 2009 (i.e., $1.93). Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Form S-8 only.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information required by this Part I are not required to be filed as part of this Registration Statement on Form S-8 pursuant to the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the introductory note to Part I of Form S-8. Such documents and the documents incorporated by reference in this Registration Statement on Form S-8 in Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:
•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009; and

•	Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment (i) which indicates that all securities offered herein have been sold or (ii) which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that its directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•	for any transaction from which the director derives an improper personal benefit.

     The Registrant’s bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The indemnification provided under the Registrant’s certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had. The Registrant may pay these expenses in advance of the final disposition of a proceeding only if the director or officer agrees to repay these amounts if it is ultimately determined that the director or officer is not entitled to be indemnified. If the Registrant does not pay a claim for indemnification within 90 days, the claimant may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.
     The indemnification provided by the Registrant’s bylaws is not deemed to be exclusive of any other right to which a person seeking indemnification may be entitled under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.
     The Registrant maintains standard policies of insurance under which coverage is provided to its directors, officers, employees and agents to insure them against liability for actions or omissions occurring in their capacity as a director, officer, employee or agent, subject to certain exclusions and limitations.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K for the fiscal year ended December 31, 1993, Exhibit 3.3 to the Form 10-K for the fiscal year ended December 31, 1997, Exhibit 3.1 to the
Form 8-K filed December 16, 1999, Exhibit 3.1 to the Form 10-Q filed July 31, 2001 and Exhibit 3.1 to the Form 8-K filed May 8, 2008)

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed May 8, 2008)

4.3	Form of Common Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-3 (No. 333-45272) filed with the SEC on September 6, 2000.)

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Human Genome Sciences, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2009)

Item 9. Undertakings.
     The Registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 6th day of May, 2009.

HUMAN GENOME SCIENCES, INC.
By:	/s/ H. Thomas Watkins
H. Thomas Watkins
President and Chief Executive Officer

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints H. Thomas Watkins, Timothy C. Barabe, and James H. Davis, Ph.D., and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Name	Title	Date

/s/ H. Thomas Watkins H. Thomas Watkins	President, Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2009

/s/ Timothy C. Barabe Timothy C. Barabe	Chief Financial Officer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)	May 6, 2009

/s/ A. N. Karabelas, Ph.D. A. N. Karabelas, Ph.D.	Chairman of the Board and Director	May 6, 2009

/s/ Richard J. Danzig Richard J. Danzig	Director	May 6, 2009

/s/ Jürgen Drews, M.D. Jürgen Drews, M.D.	Director	May 6, 2009

/s/ Maxine Gowen, Ph.D. Maxine Gowen, Ph.D.	Director	May 6, 2009

/s/ Tuan Ha-Ngoc Tuan Ha-Ngoc	Director	May 6, 2009

/s/ John L. LaMattina, Ph.D. John L. LaMattina, Ph.D.	Director	May 6, 2009

/s/ Augustine Lawlor Augustine Lawlor	Director	May 6, 2009

/s/ David P. Southwell David P. Southwell	Director	May 6, 2009

/s/ Robert C. Young, M.D. Robert C. Young, M.D.	Director	May 6, 2009

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K for the fiscal year ended December 31, 1993, Exhibit 3.3 to the Form 10-K for the fiscal year ended December 31, 1997, Exhibit 3.1 to the Form 8-K filed December 16, 1999, Exhibit 3.1 to the Form 10-Q filed July 31, 2001 and Exhibit 3.1 to the Form 8-K filed May 8, 2008)

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed May 8, 2008)

4.3	Form of Common Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-3 (No. 333-45272) filed with the SEC on September 6, 2000)

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Human Genome Sciences, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2009)